Exhibit 99.1

PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Todd) /212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com

ORMAT TECHNOLOGIES REPORTS FIRST QUARTER 2012 RESULTS

Record quarterly revenues of $132.4 million and cash flow from operations of $41.9 million;

Q1 net income of $8.0 million

RENO, Nevada, May 8, 2012 - Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the first quarter of 2012.

Quarterly highlights and recent developments:

•	Total revenues increased 35 percent to $132.4 million;

•	Cash flow from operations of $41.9 million;

•	Operating income of $25.7 million and EBITDA of $51.5 million;

•	Gross margin percentage 30.1 percent compared to 15.3 percent during same period last year; and

•	Robust product backlog of $207 million as of May 8, 2012.

Commenting on the results, Dita Bronicki, Chief Executive Officer of Ormat, stated: “We had a very good first quarter. Total revenues increased 35 percent year-over-year, while our combined gross margin almost doubled from the same period last year. Net income significantly improved and we continued to invest in our long-term growth strategy.

“The good results of the quarter are a testament to the continued progress that we have made in both our electricity and product segments. On the electricity side, we see the result of the well field and equipment improvement which increased generation and reduced operating costs. On the product side, we have successfully translated our technological leadership and proven execution abilities into a substantial backlog.”

Financial Summary

For the three months ended March 31, 2012, total revenues increased 35.3 percent to $132.4 million from $97.8 million in the first quarter of 2011. Product revenues more than doubled to $50.1 million, from $19.6 million in the three months ended March 31, 2011. Electricity revenues increased 5.1 percent to $82.2 million, up from $78.3 million in the three months ended March 31, 2011.

Operating income for the three months ended March 31, 2012 increased by $22.6 million to $25.7 million from $3.1 million for the three months ended March 31, 2011. The increase is principally attributable to higher rates and lower operating costs in our electricity segment and higher volumes of customer orders in our product segment.

For the quarter, the company reported net income of $8.0 million, or $0.17 per share (basic and diluted), compared to net loss of $9.0 million, or $0.20 per share (basic and diluted), for the same quarter a year ago. The increase is principally attributable to the $22.6 million increase in operating income.

EBITDA for the first quarter of 2012 was $51.5 million, compared to $27.2 million in the same quarter last year. The reconciliation of GAAP net cash provided by operating activities to EBITDA and additional cash flows information is set forth below.

As of March 31, 2012, cash, cash equivalents and marketable securities were $100.3 million. In addition, as of March 31, 2012, the company has available committed lines of credit with commercial banks aggregating $420.0 million, of which $52.6 million is unused.

On May 8, 2012, Ormat’s Board of Directors approved the payment of a quarterly dividend of $0.04 per share pursuant to the company’s dividend policy, which targets an annual payout ratio of at least 20% of the company’s net income. The dividend will be paid on May 30, 2012 to shareholders of record as of the close of business on May 21, 2012. The company expects to pay a dividend of $0.04 per share in the next two quarters.

Commenting on the outlook for 2012, Ms. Bronicki said, “We currently expect our 2012 product revenues to be $165 to $175 million. We are maintaining our electricity forecast of $315 to $330 million. The wide range is due to the uncertainty around natural gas prices.”

Conference Call Details

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release at 9:00 A.M. EDT on Wednesday, May 9, 2012. The call will be available as a live, listen-only webcast at www.ormat.com. During the webcast, management will refer to slides that will be posted on the web site. The slides and accompanying webcast can be accessed through the Webcast & Presentations in the Investor Relations section of Ormat’s website.

The webcast will be available approximately two hours after the conclusion of the live call. A replay will be available from 12 p.m. EDT on May 9, 2012. Please call: (877) 258-8832 (U.S. and Canada) (404) 537-3406 (International) and enter the Reply code: 72895260.

About Ormat Technologies

Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 82 U.S. patents. Ormat has engineered and built power plants that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1,430 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States - Brady, Brawley, Heber, Jersey Valley, Mammoth, Ormesa, Puna, Steamboat, Tuscarora, OREG 1, OREG 2, OREG 3, and OREG 4; in Guatemala - Zunil and Amatitlan; in Kenya - Olkaria III; and, in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the Three-Month Periods Ended March 31, 2012 and 2011

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands, except per share data)
Revenues:
Electricity	$82,247	$78,268
Product	50,105	19,552

Total revenues	132,352	97,820

Cost of revenues:
Electricity	57,931	65,937
Product	34,627	16,890

Total cost of revenues	92,558	82,827

Gross margin	39,794	14,993
Operating expenses:
Research and development expenses	1,048	2,207
Selling and marketing expenses	4,922	2,660
General and administrative expenses	7,314	7,007
Write-off of unsuccessful exploration activities	768	—

Operating income	25,742	3,119
Other income (expense):
Interest income	388	135
Interest expense, net	(14,878)	(13,080)
Foreign currency translation and transaction gains (losses)	14	517
Income attributable to sale of tax benefits	2,517	2,139
Other non-operating expense, net	(161)	(797)

Income (loss), before income taxes and equity in losses of investees	13,622	(7,967)
Income tax provision	(5,457)	(586)
Equity in losses of investees	(140)	(412)

Net income (loss)	8,025	(8,965)
Net income attributable to noncontrolling interest	(130)	(10)

Net income (loss) attributable to the Company’s stockholders	$7,895	$(8,975)

Earnings (loss) per share attributable to the Company’s stockholders - basic and diluted:	$0.17	$(0.20)

Weighted average number of shares used in computation of earnings per share attributable to the Company’s stockholders:
Basic	45,431	45,431

Diluted	45,437	45,431

Ormat Technologies, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2012 and December 31, 2011

(Unaudited)

	March 31, 2012	December 31, 2011
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$84,580	$99,886
Marketable securities	15,719	18,521
Restricted cash, cash equivalents and marketable securities	75,145	75,521
Receivables:
Trade	43,545	51,274
Related entity	307	287
Other	8,058	9,415
Due from Parent	123	260
Inventories	17,200	12,541
Costs and estimated earnings in excess of billings on uncompleted contracts	8,618	3,966
Deferred income taxes	2,315	1,842
Prepaid expenses and other	19,863	18,672

Total current assets	275,473	292,185
Unconsolidated investments	3,732	3,757
Deposits and other	22,940	22,194
Deferred charges	40,066	40,236
Property, plant and equipment, net	1,505,543	1,518,532
Construction-in-process	413,998	370,551
Deferred financing and lease costs, net	28,054	28,482
Intangible assets, net	37,963	38,781

Total assets	$2,327,769	$2,314,718

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$98,993	$105,112
Billings in excess of costs and estimated earnings on uncompleted contracts	32,155	33,104
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes (non-recourse)	22,247	21,464
Other loans	13,612	13,547
Full recourse	20,647	20,543

Total current liabilities	187,654	193,770
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes (non-recourse)	340,374	341,157
Other loans	99,921	100,585
Full recourse:
Senior unsecured bonds	249,964	250,042
Other loans	60,273	63,623
Revolving credit lines with banks (full recourse)	227,642	214,049
Liability associated with sale of tax benefits	64,383	69,269
Deferred lease income	68,321	68,955
Deferred income taxes	59,399	54,665
Liability for unrecognized tax benefits	6,409	5,875
Liabilities for severance pay	21,674	20,547
Asset retirement obligation	21,697	21,284
Other long-term liabilities	4,021	4,253

Total liabilities	1,411,732	1,408,074

Equity:
The Company’s stockholders’ equity:
Common stock	46	46
Additional paid-in capital	727,403	725,746
Retained earnings	180,226	172,331
Accumulated other comprehensive income	518	595

	908,193	898,718
Noncontrolling interest	7,844	7,926

Total equity	916,037	906,644

Total liabilities and equity	$2,327,769	$2,314,718

Ormat Technologies, Inc. and Subsidiaries

Reconciliation of EBITDA and Additional Cash Flows Information

For the Three-Month Periods Ended March 31, 2012 and 2011

(Unaudited)

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. EBITDA is not a measurement of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with accounting principles generally accepted in the United States of America. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA differently than we do. The following table reconciles net cash provided by operating activities to EBITDA for the three-month periods ended March 31, 2012 and 2011:

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Net cash provided by operating activities	$41,874	$13,066
Adjusted for:
Interest expense, net (excluding amortization of deferred financing costs)	13,647	12,296
Interest income	(388)	(135)
Income tax provision (benefit)	5,457	586
Adjustments to reconcile net income or loss to net cash provided by operating activities (excluding depreciation and amortization)	(9,105)	1,339

EBITDA	$51,485	$27,152

Net cash used in investing activities	$(62,333)	$(107,924)

Net cash provided by financing activities	$5,153	$52,718

Depreciation and amortization	$24,744	$23,370